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                                                                    Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         We have issued our report dated February 25, 2004 accompanying the consolidated financial statements and schedule included in the Annual Report of Health Fitness Corporation and subsidiaries on Form 10-K for the year ended December 31, 2003. We hereby consent to the incorporation by reference of said report in the Registration Statements of Health Fitness Corporation on Form S-8 relating to the 1995 Employee Stock Purchase Plan (File No. 333-101049, File No. 333-00876, File No. 333-32424 and File No. 333-67632) and the 1995 Employee
Stock Option Plan, 1992 Nonqualified Employee Stock Option Plan, and 1992 Incentive Employee Stock Option Plan (File No. 333-00874).

/s/ Grant Thornton LLP
Minneapolis, Minnesota
March 30, 2004